SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   April 7, 2009

 Zynex, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	33-26787-D	90-0275169
(State or other	(Commission	(I.R.S. Employer
Jurisdiction	File Number)	Identification No.)
of incorporation)

8022 Southpark Circle, Suite 100, Littleton, CO	80120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number:  (303) 703-4906

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement
Item 8.01.  Other Events

Zynex, Inc. and Zynex Medical have entered into a letter agreement with Marquette Healthcare Finance in which Marquette states its willingness to waive breaches of financial covenants by Zynex, Inc. and Zynex Medical.

In the letter agreement, Marquette indicates that Zynex did not meet the EBITDA covenant and debt service coverage ratio covenant as of December 31, 2008 and that Zynex would not meet the EBITDA covenant as of March 31, 2009.  Marquette stated its willingness to forebear taking action on these financial covenant defaults for the quarters ended December 31, 2008 and March 31, 2009 and to waive any default fee or default interest rate.

Marquette also stated that it will reset the minimum EBITDA covenant, which is on a trailing 12 month basis, to be the following as of the end of each quarterly period in 2009:

Date	Amount
3/31/2009	Waived
6/30/2009	$1,436,000
9/30/2009	$3,252,000
12/31/2009	$4,111,000

When available, financial projections for 2010 will be used to set future EBITDA covenant targets in Marquette’s sole discretion.

With respect to Zynex’s recently announced restatement of financial statements for the first three quarters of 2008, Marquette has waived any breach of a representation, warranty or covenant concerning the accuracy of the original unaudited financial statements for these quarterly periods. Notwithstanding such waiver, Marquette expressly reserved any right to declare a default, and any other claim, right or remedy with respect to (a) the restated financial statements for these quarterly periods; and (b) any fraud or intentional misrepresentation in connection with the original financial statements for these quarterly periods.

Marquette and Zynex will amend the line of credit to increase the margin to 3.25% and increase the collateral monitoring fee to $1,750 per month.  The interest rate for the line of credit is the margin plus the higher of the (i) a floating prime rate; or (ii) the floating LIBOR rate plus 2%.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynex, Inc. (Registrant)

Date: April 7, 2009	By:	/s/ Fritz Allison
Fritz Allison Chief Financial Officer